UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

STATE BANCORP, INC.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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699 Hillside Avenue
New Hyde Park, New York 11040
(516) 437-1000

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of STATE BANCORP, INC.:

At the direction of the Board of Directors of State Bancorp, Inc., NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of the Company will be held at The Inn at New Hyde Park, 214 Jericho Turnpike, New Hyde Park, New York, on April 24, 2007 at 10:00 A.M. (local time), for the following purposes:

1.	To elect five (5) directors for terms of three (3) years each; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof. Please be advised that we are not aware of any such business.

The Board of Directors has fixed the close of business on March 16, 2007 as the record date for determination of Stockholders entitled to notice of and to vote at the meeting, and only Stockholders of record on said date will be entitled to receive notice of and to vote at said meeting.

By order of the Board of Directors

/s/ Brian K. Finneran
Brian K. Finneran
Secretary

March 26, 2007

IMPORTANT - WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT, PLEASE VOTE PROMPTLY BY SUBMITTING YOUR PROXY BY INTERNET, PHONE OR BY SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

2007 PROXY STATEMENT

STATE BANCORP, INC.
699 Hillside Avenue
New Hyde Park, New York 11040
(516) 437-1000

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS
To be Held April 24, 2007

GENERAL INFORMATION

This Proxy Statement, accompanying proxy card and the annual report to stockholders are being furnished to the shareholders (the “Stockholders”) of State Bancorp, Inc. (the “Company”), a New York State corporation, in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on April 24, 2007 at 10:00 A.M. (local time) at The Inn at New Hyde Park, 214 Jericho Turnpike, New Hyde Park, New York, and at any adjournments thereof.

The approximate date on which this Proxy Statement and form of proxy are being first sent or given to the Stockholders is March 26, 2007.

The Proxy

Your Proxy is solicited by the Board of Directors of the Company for use at the Meeting and at any adjournments thereof.

If you hold your shares in your own name as an owner of record, you may vote your shares either in person or by proxy. If you wish to vote by proxy, you must do one of the following:

(a)	Complete the enclosed proxy card and mail it in the envelope provided.

(b)
Use the Internet to vote by pointing your browser to www.eproxy.com/stbc/; have your proxy card in hand as you will be prompted to enter your control number and to create and submit an electronic vote. The deadline for Internet voting is 1:00 PM, Eastern Time on April 23, 2007.

(c)
Use any touch-tone telephone to vote by calling 1-800-560-1965; have your proxy card in hand as you will be prompted to enter your control number to submit your vote. The deadline for telephone voting is 1:00 PM, Eastern Time on April 23, 2007.

If you wish, you can vote shares in person by attending the Meeting. You will be given a ballot at the Meeting to complete and return. Returning a proxy card will not prevent you from voting in person if you attend the annual meeting.

If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you. If you hold your shares in street name and plan to attend the Meeting, you should bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement showing your ownership as of March 16, 2007.

If the enclosed form of proxy is properly executed and returned to the Company prior to or at the Meeting and is not revoked prior to or at the Meeting, all shares represented thereby will be voted at the Meeting and, where instructions have been given by the Stockholder, will be voted in accordance with such instructions. As stated in the form of proxy, if the Stockholder does not otherwise specify, his or her shares will be voted for the election of the nominees set forth in this Proxy Statement as directors of the Company. The solicitation of proxies will be by mail or facsimile, but proxies may also be solicited by telephone or in person by officers, members of our Board of Directors and other employees of the Company and its wholly-owned subsidiary, State Bank of Long Island (the “Bank”) and wholly-owned subsidiaries of the Bank. The entire cost of this solicitation will be borne by the Company or the Bank. Should the Company, in order to solicit proxies, request the assistance of other financial institutions, brokerage houses or other custodians, nominees or fiduciaries, the Company will reimburse such persons for their reasonable expenses in forwarding the forms of proxy and proxy material to Stockholders. A Stockholder may revoke his proxy at any time prior to exercise of the authority conferred thereby, either by written notice received by the Bank or by the Stockholder's oral revocation at the Meeting. Such written notice should be mailed to Brian K. Finneran, Secretary, State Bancorp, Inc., 699 Hillside Avenue, New Hyde Park, New York 11040. Attendance at the Meeting will not in and of itself revoke a proxy.

A copy of the Company’s annual report on Form 10-K, for the fiscal year ended December 31, 2006, accompanies these proxy materials.

You may revoke your grant of a proxy at any time before it is voted by:

(a)	filing a written revocation of the proxy with our Secretary;

(b)	submitting a signed proxy card bearing a later date; or

(c)	attending and voting in person at the annual meeting, but you must also file a written revocation with the Secretary of the annual meeting prior to the voting.

If you use the Internet, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 1:00 P.M., Eastern Time, on Monday, April 23, 2007.

If you vote by telephone, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 1:00 P.M., Eastern Time, on Monday, April 23, 2007.

We are soliciting proxies only for the annual meeting. If you grant us a proxy to vote your shares, the proxy will be exercised at the annual meeting.

Capital Stock Outstanding and Record Date

The Board of Directors has fixed the close of business on March 16, 2007 as the record date for determination of Stockholders entitled to notice of, and to vote at, the Meeting. At the close of business on such date, there were outstanding and entitled to vote at the Meeting 13,660,664 shares, par value $5 per share, of the Company’s Common Stock (the “Company Stock”), its only issued class of stock. The Company Stock is listed on the NASDAQ Global Market (“NASDAQ”). Each of the outstanding shares of Company Stock is entitled to one vote at the Meeting with respect to each matter to be voted upon. There will be no cumulative voting of shares for election of directors or any other matter to be considered at the Meeting. There are no rights of appraisal or other similar rights granted to dissenting Stockholders with regard to any matters to be acted upon at the Meeting. A majority of the outstanding shares of Company Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum at the Meeting for the transaction of business.

A Stockholder may, with respect to the election of directors: (i) vote for the election of all five (5) nominees; (ii) withhold authority to vote for all such nominees; or (iii) withhold authority to vote for any of such nominees by so indicating in the appropriate space on the proxy. A plurality of the votes cast is required for the election of directors. In other words, the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors.

The Company does not expect any additional matters to be presented for a vote at the Meeting. However, if you grant a proxy, the persons named as proxy holders will have the discretionary authority to vote on any additional matters properly presented for a vote at the Meeting.

Executive Officers

The names and positions of the current executive officers of the Company are as follows:

Name	Position (and served since)

Thomas F. Goldrick, Jr.	Chairman and Chief Executive Officer (1990)

Thomas M. O’Brien	President and Chief Operating Officer (2006)

Daniel T. Rowe	Vice Chairman and Chief Administrative Officer (2006) President (1997-2006)

Richard W. Merzbacher	Vice Chairman (1997)

Brian K. Finneran	Secretary, Treasurer and Chief Financial Officer (1997)

The age and five-year employment history of each executive officer of the Company is set forth in the following section concerning the executive officers of the Bank.

The names, ages and positions of the current executive officers of the Bank are as follows:

Name	Age	Position (and served since)

Thomas F. Goldrick, Jr.	66	Chairman and Chief Executive Officer (1990)

Thomas M. O’Brien	56	President and Chief Operating Officer (2006)

Richard W. Merzbacher	58	Vice Chairman and Chief Administrative Officer (2006) President (1997-2006)

Daniel T. Rowe	57	Vice Chairman (1997)

Frederick C. Braun, III	65	Executive Vice President (1997)

Brian K. Finneran	49	Executive Vice President and Chief Financial Officer (1997)

Kenneth M. Scheriff	58	Executive Vice President (2005) Senior Vice President (1995-2005)

All of the current executive officers of the Bank and the Company, other than Mr. O’Brien, have been employed by the Bank for at least the previous five years. Prior to joining the Bank, Mr. O’Brien served as President and Chief Executive Officer of Atlantic Bank of New York from 2000 to April 2006. Following Atlantic Bank of New York’s acquisition by New York Community Bancorp in April 2006, Mr. O’Brien served as President of New York Commercial Bank, a subsidiary of New York Community Bancorp, until July 2006. Mr. O’Brien began his banking career in 1977 at North Side Savings Bank. He was appointed CEO in 1984 at age 33. In 1986, he led North Side’s initial public offering, among the first savings banks to go public in New York State. Mr. O’Brien joined North Fork Bancorporation as Vice Chairman and a member of the Board of Directors in 1996 in conjunction with North Fork’s acquisition of North Side.

All executive officers of the Company and the Bank are serving one-year terms.

MANAGEMENT REMUNERATION

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Arthur Dulik, Jr., Gerard J. McKeon, Joseph F. Munson, John F. Picciano, and Andrew J. Simons. The members of the Company’s Compensation Committee also serve as members of the Compensation Committee of the Bank. For purposes of convenience, the Compensation Committees of both the Bank and the Company will hereinafter be referred to collectively as the “Compensation Committee.” The Compensation Committee is authorized to review and recommend to the Boards of Directors of the Bank and the Company compensation levels of both Company and Bank officers. The Compensation Committee met jointly five (5) times in 2006. During 2006, none of our executive officers served as a director or member of the compensation committee (or equivalent body) of another entity where a director or member of our Compensation Committee served as an executive officer or director.

Compensation Committee Report

The following report of the Compensation Committee is made pursuant to the rules of the Securities and Exchange Commission (the “SEC”). This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed “filed” with the SEC.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 Proxy Statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the last fiscal year.

The foregoing report has been furnished by Arthur Dulik, Jr., Gerard J. McKeon, Joseph F. Munson, John F. Picciano and Andrew J. Simons.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation process, philosophy and policies for 2006 as applicable to the Company’s chief executive officer (“CEO”), chief financial officer (“CFO”) and the Company’s three most highly compensated officers during 2006 other than the CEO and CFO (collectively, the “Named Executive Officers” or “NEOs”). The CD&A also addresses actions taken during the first quarter of 2007 and actions taken in prior years, where necessary, to give context to the disclosure provided. The CD&A provides limited information about the newly appointed President and Chief Operating Officer (“COO”) of the Company and the Bank, Thomas M. O’Brien. Mr. O’Brien was not a Named Executive Officer for 2006 but it is anticipated that he will be a Named Executive Officer for 2007. The CD&A explains the structure and rationale associated with each material element of the NEOs’ total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the CD&A.

Private Securities Litigation Reform Act Safe Harbor Statement

This CD&A contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “consider,” “should,” “plan,” “estimate,” “predict,” “continue,” “probable” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Company. These factors include, but are not limited to:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;

•	there may be increases in competitive pressure among the financial institutions or from non-financial institutions;

•	changes in the interest rate environment may reduce interest margins or affect the value of our investments;

•	changes in deposit flows, loan demand or real estate values may adversely affect our business;

•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

•
general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate;

•	legislative or regulatory changes may adversely affect our business;

•	applicable technological changes may be more difficult or expensive than we anticipate;

•	success or consummation of new business initiatives may be more difficult or expensive than we anticipate;

•	litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	difficulties associated with achieving expected future financial results;

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations; and

•	changes in prevailing compensation practices.

Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. As such, forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. We do not intend to update any of the forward-looking statements after the date of the Proxy Statement that includes this CD&A or to conform these statements to actual events.

COMPENSATION-RELATED GOVERNANCE
AND ROLE OF THE COMPENSATION COMMITTEE

Committee Charter and Members

The Compensation Committee’s primary purpose is to assist the Board in discharging the Board’s responsibilities relating to compensation of the Company’s NEOs and other officers of the Bank and the Company. It evaluates and recommends to the Board appropriate policies and decisions relative to officer benefits, bonus, incentive compensation, severance, and equity-based or other compensation plans. It also oversees preparation of executive compensation disclosures for inclusion in the Company’s proxy statement. The charter of the Compensation Committee is available on the Company’s website (www.statebankofli.com) through the Investor Relations, Corporate Governance section, and is also available in print upon request (submit request for copies of the charter to State Bancorp, Inc., Attn: Brian Finneran, Secretary, 699 Hillside Avenue, New Hyde Park, NY 11040-2512).

The Compensation Committee reviews and approves the corporate goals and objectives relevant to the compensation of the NEOs and other officers, evaluates performance and recommends to the Board the compensation levels for the NEOs and other officers based on this evaluation. The Compensation Committee makes recommendations to the Board with respect to the Company’s short-term cash bonus incentive compensation plan (see discussion of “Incentive Award Plan” below) and has the authority, in its discretion, to fix awards under the Company’s long-term incentive plan (see discussion of “2006 Equity Compensation Plan” below). The Compensation Committee may also recommend to the Board that the Company make long-term or short-term incentive awards outside the scope of the Company’s established plans.

As of March 15, 2007, the members of the Company’s Compensation Committee are John F. Picciano (Chair), Arthur Dulik, Jr., Gerard J. McKeon, Joseph F. Munson, and Andrew J. Simons, each of whom is “independent” within the meaning of the listing standards of the NASDAQ, is a “non-employee director” within the meaning of Rule 16b-3 of the Securities and Exchange Commission and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

Interaction with Consultants

The Company has historically engaged a compensation consultant to provide input on executive compensation plan design and adjustments. In 2006, the Company continued the engagement of Clark Consulting which has expertise in the banking industry to assist with several projects. The projects with which the consultant assisted included benchmarking, tally sheet reviews of total compensation, as well as reviewing and updating the Bank’s long-term incentive programs. The discussion below under “Compensation Committee Activity” includes a full list of the projects. All actions of the consultant are reviewed and approved by the Compensation Committee.

In addition, during the course of 2006, in connection with the hiring of Thomas M. O’Brien, the Company also retained the services of the law firm of Wachtell, Lipton, Rosen & Katz (“Wachtell, Lipton”), which has expertise in the area of executive compensation and financial institutions. Wachtell, Lipton and the CEO negotiated the terms of Mr. O’Brien’s employment contract under the direction of a special committee of the Board consisting of Thomas E. Christman, Mr. McKeon and Mr. Picciano.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee frequently requests the CEO to be present at Committee meetings to discuss executive compensation and evaluate Company and individual performance. Occasionally other executives may attend a Committee meeting to provide pertinent performance, financial and other information. Executives in attendance may provide their insights and suggestions, but only Compensation Committee members may vote on decisions regarding executive compensation.

The Compensation Committee has the ability to discuss the CEO’s compensation with him present; however, final deliberations and all votes regarding his compensation are made without the CEO present. The Committee also recommends to the Board the compensation for the other NEOs based on CEO recommendations and input from the consultant.

Compensation Committee Activity

In 2006, the Compensation Committee met five (5) times and took the actions listed below. Specific recommendations and compensation changes are discussed elsewhere in the CD&A under “COMPENSATION FRAMEWORK - Pay Components.”

•	Completed tally sheet analysis of total compensation for each NEO, including a review of potential post-termination payments.

•	Benchmarked each component of NEOs’ current total compensation to determine market competitiveness.

•
Recommended the restatement and amendment of the Company’s existing stock option plans as the 2006 Equity Compensation Plan (the “Equity Plan”) which added additional forms of equity compensation awards that could be made by the Company.

•	Implemented the Equity Plan following approval by the shareholders by making equity grants for non-NEO officers in September, 2006.

•	Reviewed updated peer data relative to the Equity Plan and projected the expected plan life, based on the remaining shares available and the projected potential grants.

•	Reviewed Company and individual performance in order to determine appropriate recommendations to the Board regarding annual salary increases and short-term cash incentive awards.

•
Reviewed all deferred compensation arrangements for amendment to comply with Section 409A of the Internal Revenue Code. As a result of the delay in adoption of final regulations, amendment of the deferred compensation arrangements has been delayed until year-end 2007.

•	Recommended to the Board the amendment of the Change in Control Plans with the NEOs and certain non-NEO officers. The amendments were approved by the Board on September 26, 2006.

•	Made recommendations for Incentive Award Plan awards for 2005.

•	Approved salary levels for non-NEOs for 2006. NEO salaries are reviewed every two years and were most recently reviewed on March 5, 2007.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The central principle of the Company’s compensation philosophy is that executive compensation should be performance oriented and aligned with shareholder value. The Company’s executive compensation programs are designed to achieve the primary objectives shown below.

•	Achieve performance relative to the Company’s financial goals, balancing short-term operational objectives with long-term strategic goals.

•	Attract and retain the highly-qualified executives needed to achieve the Company’s goals, and provide stability in the executive management group.

•	Allow flexibility in responding to changing laws, accounting standards and business needs, as well as the constraints and dynamic conditions in the Long Island market.

•	Place a significant portion of total compensation at risk, contingent on Company performance.

The Company’s compensation structure is designed to position an executive’s total compensation at approximately the 75th percentile of a peer group of comparable, high-performing banks (discussed below under “Pay Level and Benchmarking”), assuming the Company’s performance is at expected, target levels. The Committee believes this positioning is appropriate to attract and retain top-caliber talent in a very competitive market.

For performance above target levels, the Company pays compensation above the target level of the 75th percentile. Consistent with the philosophy of linking compensation to performance, the Company’s compensation plans are designed to position total executive compensation at approximately the 90th percentile of the peer group when the Company achieves its maximum incentive goals. The maximum incentive goals are generally set at levels comparable to the 90th percentile of peer financial performance, taking into account the Company’s strategic goals.

On November 7, 2006, the Company and the Bank entered into an Employment Agreement with Mr. O’Brien pursuant to which Mr. O’Brien has been appointed President and COO of the Company and the Bank and will succeed Thomas F. Goldrick, Jr. as CEO upon Mr. Goldrick’s retirement from that position. The Board has announced that Mr. Goldrick has informed the Board of his intention to step down as CEO in 2007. Mr. O’Brien, along with the Company’s executive management team and the Board, are in the process of re-evaluating numerous aspects of the Company’s current business strategy, including compensation philosophy and practices. It is anticipated that the Company’s compensation program will be revised following such review. Among the alternatives being evaluated is an early retirement incentive window program open to all employees, including NEOs, meeting age and/or length of service requirements.

COMPENSATION FRAMEWORK

The discussion of the Company’s compensation framework in this section of the CD&A describes the following three aspects of the Company’s executive compensation policies and programs, except as they pertain to Mr. O’Brien (the compensation framework for Mr. O’Brien is described in the section entitled “EMPLOYMENT AGREEMENTS AND POST-TERMINATION PAYMENTS”):

•	Pay components - a discussion of each element of total compensation, including the rationale for each and how each component relates to the total compensation structure.

•	Pay level - the factors used to determine the compensation opportunity, or potential payment amount at different performance levels, for each pay component.

•	Relationship to performance - how the Company determines appropriate performance measures and goals for incentive plan purposes, as well as how pay levels change as a function of performance.

Pay Components - Overview

The Company’s executive compensation program includes the components below.

•	Salary - fixed base pay that reflects each executive’s position, individual performance, experience, and expertise.

•	Annual Cash Incentives - cash pay awarded under the Company’s Incentive Award Plan that varies based on performance against annual business objectives and, in certain cases, individual performance.

•
Long-Term Incentives - equity-based awards that, through 2005, were limited to stock options (Qualified and Non-qualified) which vested over a period of time. Under the Equity Plan approved by the stockholders in 2006, additional equity-based awards can be made. In the past, equity awards have been granted on a discretionary basis with values driven by Company performance over the preceding fiscal year. The Company is evaluating the future use of performance-based vesting and/or performance-based grants based upon award opportunities announced during the first quarter of the year.

•	Executive Retirement Benefits - the CEO and other NEOs have Supplemental Executive Retirement Plan Agreements (“SERPs”).

•	401(k) Retirement Savings Plan, which includes an employer match of 50% of salary deferrals up to 3% of compensation. The Plan is subject to limitations under ERISA.

•	Employee Stock Ownership Plan (ESOP). The Plan is subject to limitations under ERISA.

•
Other Compensation - perquisites consistent with industry practices in comparable banks, as well as broad-based employee benefits such as medical, dental, disability and life insurance coverage. The NEOs also participate in the deferred compensation arrangements described as follows under “Deferred Compensation Arrangements.”

Salary. The Company pays its executives cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company. There is no specific weighting applied to the factors considered, and the Committee uses its own judgment and expertise in determining appropriate salaries within the parameters of the compensation philosophy. The Company targets salaries approximately at the 60th to 65th percentile of the peer group (described below under “Pay Level and Benchmarking”), with flexibility to reflect other market data and each individual’s situation.

Salary decisions also take into account the positioning of projected total compensation with target-level performance incentives. Because incentive opportunities are defined as a percentage of salary, changes in salary have a significant effect on total compensation. Prior to recommending salary increases to the Board, the Committee reviews the projected total compensation based on the proposed salaries.

Base salaries for 2006 were as follows for the Chief Executive Officer, Chief Financial Officer and other NEOs: Thomas F. Goldrick, Jr. $445,000; Brian K. Finneran $240,000; Thomas M. O’Brien $50,000; Daniel T. Rowe $305,000; Richard W. Merzbacher $305,000; and Frederick C. Braun, III $240,000. Effective April 1, 2007, base salaries for Mr. Finneran and Mr. Braun have been increased to $264,000.

Annual Cash Incentives. The Company uses annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Awards are provided under the terms of the Company’s Incentive Award Plan. Officers, including the NEOs, are eligible to participate.

Each year the Committee defines specific threshold, target, and maximum award opportunities as a percentage of salary for each executive, within the parameters of the approved Plan. When combined with salary, long-term incentives, and other compensation components, the annual incentive opportunities are designed to position total compensation at approximately the 75th percentile for target-level performance, and the 90th percentile for maximum-level performance. In prior years, under the Incentive Award Plan (the “Plan”), the awards have been contingent primarily on performance relative to goals for growth in Earnings per Share (EPS) and Return on Equity (ROE). The criteria were weighted to reflect the Company’s strategic objectives, with growth in EPS and ROE forming the two goals that constituted the Company-wide measures. Under the Plan, the three officers who comprise the Office of the Chairman, Mr. Goldrick, Mr. Merzbacher and Mr. Rowe, have 100% of their goals based upon the Company-wide measures. For Mr. Finneran and Mr. Braun, their incentive payments are based 75% on Company-wide measures with the remaining 25% based upon department and individual criteria. Under the Plan, award opportunities for the NEOs range from a threshold of 0% of salary to a maximum of 100% percent of salary with 50% of salary payable upon achievement of the target.

For 2005 and 2006, as in prior years, the Company-wide goals were based upon the three-year average of both ROE and growth in EPS. However, the Committee and the Board concluded that these measures were not useful in evaluating Company-wide performance because of the $36 million loss recorded in 2005 as a result of the January, 2006 jury verdict against the Company and in favor of HSA Residential Mortgage Services of Texas Inc. in the Island Mortgage Network (“IMN”) warehouse lender litigation arising out of the bankruptcy of IMN, a depositor at the Bank. No awards were made to the three officers comprising the Office of the Chairman for 2005, despite meeting award criteria; those criteria were not used in making awards to any NEOs for 2006; and the Committee has not adopted those criteria for 2007. It is anticipated that the performance criteria for 2007 will be adopted shortly after the end of the first quarter in connection with the overall re-evaluation of the Company’s compensation philosophy.

In light of the significant contributions of the NEOs to the Company during 2006 in managing the adverse consequences of the IMN litigation and ultimately finally settling the final warehouse lender lawsuit, as well as raising capital in two private placements in June and December to restore the capital ratios of the Company and Bank, and the Company’s positive financial performance including the growth in net interest income, increase in assets, strong loan portfolio and maintenance of a strong net interest rate margin during a difficult interest rate environment, the Compensation Committee recommended and the Board, in the exercise of the discretion reserved to it, approved the following cash bonuses for 2006 which reflect both corporate and individual performance: Thomas F. Goldrick, Jr. $133,500; Brian K. Finneran $115,000; Daniel T. Rowe $91,500; Richard W. Merzbacher $91,500; and Frederick C. Braun, III $130,000.

Long-Term Incentives (“LTI”). The Company uses long-term incentives to encourage ownership of Company stock, foster retention, and align executives’ interests with the long-term interests of shareholders. Grants of equity to the CEO, the NEOs and the other officers of the Company are provided under the terms of the Equity Plan. Under the Equity Plan, the Company can award options, stock appreciation rights (“SARs”), restricted stock, performance units and unrestricted stock. The Equity Plan also allows the Company to make awards conditional upon attainment of performance targets.

Grants of equity have been determined on a discretionary basis by the Compensation Committee based upon the Company’s prior year’s performance. In both 2006 and 2007, there were no grants of equity made to the CEO and the NEOs based upon the results for fiscal years 2005 and 2006, respectively.

401(k) Retirement Savings Plan. The Bank maintains a qualified 401(k) Plan that covers substantially all full-time employees. Employees may contribute up to sixteen percent of annual gross compensation up to the limit on compensation that may be considered for qualified plans. In 2006 the maximum amount that an employee could contribute to a qualified 401(k) plan was $15,000 plus “catch-up” contributions for participants over the age of 50 in the maximum amount of $5,000. One half of employee contributions (but not catch-up contributions) are matched, to a maximum of three percent of an employee’s annual gross compensation up to the limit on compensation that may be considered for qualified plans, by Bank contributions. Employees are fully vested in both their own and Bank contributions.

Employee Stock Ownership Plan. The Company also maintains a qualified ESOP that covers substantially all full-time employees. Company contributions to the ESOP represent a minimum of three percent of an employee’s annual gross compensation up to the limit on compensation that may be considered for qualified plans. Employees become twenty percent vested after two years of employment, with full vesting taking place upon completion of six years of employment.

Deferred Compensation Arrangements. Executive Officers may elect to defer a portion of their compensation under a variety of deferred compensation arrangements including agreements for the deferral of salary, annual incentive payments and/or director’s fees. Interest accrues on amounts deferred at the Bank’s Prime Rate of interest. As of December 31, 2006 all of the executive officers except for Mr. O’Brien were participating in one or more of these arrangements.

In addition, all executive officers are eligible to participate in the Company’s SERP. With the SERP, amounts that ordinarily would be contributed by the Company under the Company’s ESOP and 401(k) Plans (the “Plans”), but for the limitation on compensation and the maximum limitations on allocations under the Internal Revenue Code for qualified plans, are credited to the participant’s account in the SERP. In 2006, the limit on compensation was $220,000 and the limit on allocations was $44,000. The amounts credited to the participant’s SERP account are credited with interest at the Bank’s Prime Rate of interest. Depending on the executive officer’s election, the SERP account balance is payable in a lump sum or in 36 or 60 monthly installments following termination of employment after attainment of an age selected by the executive or following death or disability.

The Company has maintained split dollar life insurance arrangements with Mr. Goldrick, Mr. Rowe and Mr. Merzbacher since 1995. The split dollar agreement with each NEO provides that (i) the Company will be the owner of and pay the premiums on a life insurance policy insuring the life of the NEO; (ii) upon the termination of the agreement or the NEO’s death, the Company will be repaid its premiums or receive the cash surrender value of the policy, whichever is greater, (iii) the NEO will name the beneficiary of the policy who will receive the remaining proceeds of the policy, and (iv) the agreement will terminate upon termination of the NEO’s employment, written notice from the NEO or the bankruptcy or discontinuance of the business of the Company.

Other Compensation. The CEO and NEOs also participate in the Company’s broad-based employee benefit plans, such as medical, dental, supplemental disability and term life insurance programs.

Summary of Pay Components. The Company uses the above portfolio of pay components to balance various objectives. The Company desires to balance short-term and long-term objectives, so annual incentives are combined with long-term incentives. To attract executives, maintain a stable team of effective leaders, and provide non-competition and other protections for the Company, the compensation framework includes components such as employment agreements and SERPs. The compensation framework balances the executives’ need for current cash, security, and funds to cover taxes on long-term incentives (through vehicles such as salary and annual incentives) with the need for alignment of executives’ long-term interests with those of shareholders (through vehicles such as equity grants). The components provide some degree of security at the base, threshold level of compensation, while motivating executives to focus on the strategic goals that will produce both outstanding Company financial performance and long-term wealth creation for the executives.

Pay Level and Benchmarking

The Company has utilized a peer group for purposes of comparing and assessing its executive and board compensation policies. For these purposes, the Company has utilized a peer group listing of 17 peer banking institutions that are all located in either New York or New Jersey. These 17 institutions are listed in the “2006 PEER GROUP” that follows. This peer group is reviewed annually and may change from year-to-year. The median asset size of the peer group as of June 30, 2006 was $1.6 billion which is approximately the same asset size as the Company.

Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the executive officers. In determining these pay levels, the Compensation Committee considers all forms of compensation and benefits, using tools such as tally sheets to review the total value delivered through all elements. In making these determinations, the Compensation Committee utilizes the philosophy that is documented in the Compensation Philosophy & Framework section of this CD&A.

2006 PEER GROUP
Company Name (Ticker)	Company Name (Ticker)

Alliance Financial Corporation (ALNC)	Lakeland Bancorp, Incorporated (LBAI)

Arrow Financial Corporation (AROW)	Peapack-Gladstone Financial Corp. (PGC)

Berkshire Bancorp Inc. (BERK)	Sterling Bancorp (STL)

Center Bancorp, Inc. (CNBC)	Suffolk Bancorp (SUBK)

Financial Institutions, Inc. (FISI)	Tompkins Trustco, Inc. (TMP)

First of Long Island Corporation (FLIC)	TrustCo Bank Corp NY (TRST)

Greater Community Bancorp (GFLS)	U.S.B. Holding Co., Inc. (UBH)

Hudson Valley Holding Corp. (HUVL)	Yardville National Bancorp (YANB)

Interchange Financial Services Corp. (IFCJ)

Relationship to Performance

As described in the Section entitled “Annual Cash Incentives” the Company used performance measures for 2005 and 2006 that departed from its historical criteria. For those periods the total compensation levels of the NEOs, as a group, were below the market’s 50th percentile, reflecting the impact of the IMN litigation on the Company’s performance.

ADJUSTMENT OR RECOVERY OF AWARDS

The Company has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of Sarbanes-Oxley does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

TIMING OF EQUITY GRANTS

As of year-end 2006, the Company did not have a formal equity grant guideline policy with respect to prospectively granting equity to its officers and Board members. The practice for the Company was to have all equity grants priced appropriately at fair market value on the date of grant and in accordance with the terms of the approved long-term incentive plan. On March 6, 2007, the Company adopted a formal policy regarding the equity grant process and related controls, which is documented in the “Equity Grant Guidelines,” as disclosed in a Form 8-K filed with the SEC on March 9, 2007.

STOCK OWNERSHIP GUIDELINES

The Company has not adopted stock ownership guidelines for its executive officers, but encourages stock ownership by its executive officers. In order to align Mr. O’Brien’s interests with those of shareholders, most of Mr. O’Brien’s compensation will be stock-based. In addition, on December 21, 2006, Mr. O’Brien purchased from the Company 53,700 shares at the purchase price of $18.63, the closing bid price of the Company’s Common Stock on December 18, 2006, which is considered to be the market value of the Common Stock for purposes of Mr. O’Brien’s purchase in accordance with The NASDAQ Global Market listing requirements.

EMPLOYMENT AGREEMENTS AND POST-TERMINATION PAYMENTS

Except for the employment agreement with Mr. O’Brien, the Company has no employment agreements with any of its officers, who serve as “at will” employees. As described below, the Company does have Change in Control Agreements with its senior officers, including the CEO and NEOs which provide for a period of employment following a change in control.

Terms of Mr. O’Brien’s Agreement

The Company and the Bank have entered into an employment agreement with Mr. O’Brien for a term of five years. The employment agreement provides for him to continue as the President and Chief Operating Officer (“COO”) of the Bank and the Company until such time as the incumbent CEO relinquishes the CEO title, at which time he will become the CEO of the Company and the Bank. During the term of the agreement, Mr. O’Brien will also serve on the Company’s Board and the Bank’s Board. Mr. O’Brien will receive an annual base salary of $50,000. He received a signing bonus of 83,612 shares of restricted stock valued at $1,500,000. The restricted stock will vest in 20 equal quarterly installments over five years. Mr. O’Brien will be eligible for annual incentive awards with a target annual bonus of $225,000. Mr. O’Brien was also granted stock options to purchase 164,745 shares. The options have a ten year term and vest at the rate of 20% per annum over five years and are exercisable at a price equal to the fair market value of the shares on the date of grant. The stock-based awards were not made under the terms of the Company’s 2006 Equity Compensation Plan. Under the terms of his employment agreement, Mr. O’Brien agreed to invest $1,000,000 in shares of the Company within a reasonable period of time on mutually agreeable terms. This investment occurred in December 2006. See also “STOCK OWNERSHIP GUIDELINES” discussed previously.

In the event that Mr. O’Brien’s employment is terminated without cause or he resigns with good reason in the absence of a change in control, he is entitled to receive a cash severance payment equal to two times the sum of the most recent year’s incentive award and base salary rate, all stock options and restricted stock awards vest and life and health insurance is continued until age 65. If he is terminated without cause or resigns with good reason following a change in control, he is entitled to receive a cash severance payment equal to three times the sum of annual salary plus target bonus amount, the most recent year’s annual incentive is paid, all stock options and restricted stock awards vest and life and health insurance is continued until age 65. Vesting of stock options and restricted stock will be accelerated in the event of death and will continue to vest as if employment had not terminated in the event of disability. No cash severance payments are due in the event of termination of employment as a result of death, disability, discharge with cause or voluntary resignation without good reason.

Mr. O’Brien will also receive certain employee benefits and perquisites, including medical and dental insurance, life insurance, disability insurance, paid vacation, 401(k) and ESOP contributions, use of a Company car and golf club membership.

Mr. O’Brien’s Employment Agreement also contains post-termination non-compete, confidentiality, non-disturbance of customers and non-disturbance of employees provisions that are designed to assist the Bank and the Company in preserving their franchise during a transition period following Mr. O’Brien’s departure in certain circumstances.

Post-Termination Payments

Messrs. Goldrick, Rowe, Merzbacher, Finneran and Braun have entered into Change in Control Agreements with the Company that provide for their continued employment for three years following a change in control. The Change in Control Agreements are designed to provide a financial incentive for the executives to remain in their positions through the closing of a change in control transaction. If the executive remains employed for one year after a change-in-control, he may voluntarily resign without good reason and receive a severance payment. If the executive is terminated without cause or he resigns with good reason at anytime within three years he is entitled to a severance payment. Messrs. Goldrick, Rowe and Merzbacher are entitled to a severance payment equal to three times their annual compensation and Messrs. Finneran and Braun are entitled to two times their annual compensation. Under the Change in Control Agreements as amended in September 2006, the amount of the severance payment is capped so that no payment would constitute a “parachute payment” and be non-deductible to the Company or its affiliated companies pursuant to Section 280G of the Internal Revenue Code and subject to the excise tax imposed under Section 4999 of the Code. The amount of the cap is generally equal to three times the five-year average of compensation reportable to the IRS for the executive by the Company on Forms W-2 and 1099. Mr. O’Brien’s Employment Agreement provides for a modified cap under which his payments are reduced only if, after applying the reduction and eliminating the non-deductible excise tax that would otherwise be due, the net after-tax amount retained by him is greater than would be the case if no reduction occurred.

Tax and Accounting Considerations

The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standard 123, as revised in 2004), the Company must expense the grant-date fair value of share-based grants such as restricted stock, performance shares, and SARs settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In contrast, awards that are not share-based (e.g., phantom stock) are expensed based on a value that may fluctuate widely over the vesting period and is not fixed at grant date. In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation the Company paid in 2006 to the NEOs and Mr. O’Brien is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

Summary Compensation Table (SCT)
The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal year ended December 31, 2006.

Name and Principal Position		Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Comp. ($)	Total ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas F. Goldrick, Jr.	Principal Executive Officer	2006	445,000	133,500	0	0	0	18,132	119,312	715,944
Brian K. Finneran	Principal Financial Officer	2006	240,000	115,000	0	0	0	4,066	41,472	400,538
Daniel T. Rowe	Vice Chairman	2006	305,000	91,500	0	0	0	8,383	76,552	481,435
Richard W. Merzbacher	Vice Chairman	2006	305,000	91,500	0	0	0	7,107	73,458	477,065
Frederick C. Braun, III	Executive Vice President	2006	240,000	130,000	0	0	0	2,054	45,987	418,041

Other Compensation
The following table describes each component of the All Other Compensation column in the Summary Compensation table.

		Employer 401(k) Contribution		Employer ESOP Contribution		Employer Paid Life Insurance
Name	Perquisites (2)	Qualified	Non-Qualified (3)	Qualified	Non-Qualified (4)	Term (5)	Key-Man (6)	Director Fees (7)	Total
Thomas F. Goldrick, Jr.	33,301	6,600	5,161	17,380	19,938	3,649	18,583	14,700	119,312
Brian K. Finneran	4,926	6,600	2,286	17,380	9,169	1,111	0	0	41,472
Daniel T. Rowe	20,372	6,600	1,654	17,380	7,996	2,661	5,189	14,700	76,552
Richard W. Merzbacher	18,217	6,600	1,697	17,380	7,989	2,661	5,614	13,300	73,458
Frederick C. Braun, III	7,344	6,600	2,231	17,380	8,783	3,649	0	0	45,987

1)	Represents interest earned on deferred compensation and SERP account balances in excess of 120% of the applicable Federal Long-Term interest rate for 2006.

2)	Represents the cost recorded by the Company for perquisites for each named executive officer as follows:
Thomas F. Goldrick, Jr. - use of a Company-owned auto $10,044; country club membership $23,257
Brian K. Finneran - use of a Company-owned auto $4,926;
Daniel T. Rowe - use of a Company-owned auto $7,944; country club membership $12,428
Richard W. Merzbacher - use of a Company-owned auto $7,632; country club membership $10,585
Frederick C. Braun, III - use of a Company-owned auto $7,344.

3)	Represents Company contributions to a SERP account on behalf of the named executive maintained at State Bank of Long Island.
Contribution is pursuant to a non-qualified deferred compensation arrangement for each officer for whom contributions under the 401(k) Plan are limited by the applicable provisions of the Internal Revenue Code.

4)	Represents Company contributions to a SERP account on behalf of the named executive maintained at State Bank of Long Island.
Contribution is pursuant to a non-qualified deferred compensation arrangement for each officer for whom contributions under the ESOP are limited by the applicable provisions of the Internal Revenue Code.

5)	Represents Company paid premiums under a group term life insurance policy on behalf of the named executive.

6)
Represents the portion of Company paid premiums on the named executive under a split dollar life insurance policy related to benefits to be paid to the named executive's spouse. The executive has no retained interest in the cash surrender value (if any) of the life insurance policy.

Grants of Plan-Based Awards

The following table provides information about Plan-based awards for 2006. During 2006, the Company had in effect an Equity Plan that provides for equity-based awards and an Incentive Award Plan that provides for non-equity awards. The Compensation Committee met on March 5, 2007 to consider awards under those plans for 2006. This table includes awards, if any, for 2006 made by the Compensation Committee on March 5, 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Thomas F. Goldrick, Jr.	na	0	222,500	445,000	na	na	na	na	na	na	na
Brian K. Finneran	na	0	120,000	240,000	na	na	na	na	na	na	na
Daniel T. Rowe	na	0	152,500	305,000	na	na	na	na	na	na	na
Richard W. Merzbacher	na	0	152,500	305,000	na	na	na	na	na	na	na
Frederick C. Braun, III	na	0	120,000	240,000	na	na	na	na	na	na	na

1)	Threshold, Target and Maximum payout amounts reflect the amounts that were payable by applying the respective target and maximum percentage to the Named Executive Officer’s 2006 base salary.

Outstanding Equity Awards At 2006 Fiscal Year-end
The following table provides information on the current holdings of stock options and stock awards by the NEOs. This table includes unexercised stock option awards. All options previously awarded to the NEOs were fully vested as of December 31, 2005. This table includes awards, if any, for 2006 made by the Compensation Committee on March 5, 2007.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas F. Goldrick, Jr.	4,381 4,172 3,936 11,668 7,778 6,614 6,300 6,000	0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0	$13.12 $10.33 $8.25 $10.28 $12.45 $13.61 $19.16 $22.63	1/27/08 1/25/09 2/28/10 2/27/11 2/26/12 2/24/13 2/23/14 2/14/15	0 0 0 0 0 0 0 0	$0 $0 $0 $0 $0 $0 $0 $0	0 0 0 0 0 0 0 0	$0 $0 $0 $0 $0 $0 $0 $0
Brian K. Finneran	4,381 4,172 3,936 11,668 7,778 6,614 6,300 6,000	0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0	$13.12 $10.33 $8.25 $10.28 $12.45 $13.6 $19.16 $22.63	1/27/08 1/25/09 2/28/10 2/27/11 2/26/12 2/24/13 2/23/14 2/14/15	0 0 0 0 0 0 0 0	$0 $0 $0 $0 $0 $0 $0 $0	0 0 0 0 0 0 0 0	$0 $0 $0 $0 $0 $0 $0 $0
Daniel T. Rowe	4,381 4,172 11,668 7,778 6,614 6,300 6,000	0 0 0 0 0 0 0	0 0 0 0 0 0 0	$13.12 $10.33 $10.28 $12.45 $13.61 $19.16 $22.63	1/27/08 1/25/09 2/27/11 2/26/12 2/24/13 2/23/14 2/14/15	0 0 0 0 0 0 0	$0 $0 $0 $0 $0 $0 $0	0 0 0 0 0 0 0	$0 $0 $0 $0 $0 $0 $0
Richard W. Merzbacher	4,172 3,936 11,668 7,778 6,614 6,300 5,999	0 0 0 0 0 0 0	0 0 0 0 0 0 0	$10.33 $8.25 $10.28 $12.45 $13.61 $19.16 $22.63	1/25/09 2/28/10 2/27/11 2/26/12 2/24/13 2/23/14 2/14/15	0 0 0 0 0 0 0	$0 $0 $0 $0 $0 $0 $0	0 0 0 0 0 0 0	$0 $0 $0 $0 $0 $0 $0
Frederick C. Braun, III	4,381 4,172 3,936 11,668 7,778 6,614 6,300 6,000	0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0	$13.12 $10.33 $8.25 $10.28 $12.45 $13.61 $19.16 $22.63	1/27/08 1/25/09 2/28/10 2/27/11 2/26/12 2/24/13 2/23/14 2/14/15	0 0 0 0 0 0 0 0	$0 $0 $0 $0 $0 $0 $0 $0	0 0 0 0 0 0 0 0	$0 $0 $0 $0 $0 $0 $0 $0

Option Exercises and Stock Vested
The following table provides information on options exercised and stock vested during the fiscal year 2006. No stock vested during fiscal year 2006 for any NEO. The value realized for options exercised reflects the difference between the option exercise price and the market price on the exercise date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Thomas F. Goldrick, Jr.,	0	$0	0	$0
Brian K. Finneran,	0	$0	0	$0
Daniel T. Rowe,	0	$0	0	$0
Richard W. Merzbacher,	4,381	$20,415	0	$0
Frederick C. Braun, III,	0	$0	0	$0

Pension Benefits
The table below shows that none of the NEOs has any accumulated benefits under any defined benefit pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments during Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Thomas F. Goldrick, Jr.,	n/a	n/a	n/a	n/a
Brian K. Finneran,	n/a	n/a	n/a	n/a
Daniel T. Rowe,	n/a	n/a	n/a	n/a
Richard W. Merzbacher,	n/a	n/a	n/a	n/a
Frederick C. Braun, III,	n/a	n/a	n/a	n/a

Nonqualified Deferred Compensation Table
As described in the Compensation Discussion and Analysis under “Deferred Compensation Arrangements,” certain executives, including NEOs, maintain deferred compensation accounts with the Company comprised of voluntarily deferred portions of their salary, annual incentive awards and director’s fees and contributions that exceed the amount that can be contributed under the Company’s qualified plans. The following table shows the amounts contributed in fiscal year 2006 by the executive and the Company, the earnings in fiscal year 2006 on the executive’s deferred compensation balances and the aggregate balances at the end of fiscal year 2006.

Name	ExecutiveContributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)	(f)
Thomas F. Goldrick, Jr.	25,022	42,286	78,436	0	1,051,290
Brian K. Finneran	17,322	13,804	17,445	0	237,666
Daniel T. Rowe	96,008	20,640	35,715	0	521,143
Richard W. Merzbacher	16,693	20,693	30,685	0	415,544
Frederick C. Braun, III	4,462	13,578	8,841	0	122,544

1)	Represents elective deferral of salary, annual incentive award and director’s fees (if applicable) to a Deferred Compensation account maintained at State Bank of Long Island.

2)
Represents Company contributions to a SERP account on behalf of the named executive maintained at State Bank of Long Island. Contribution is pursuant to a non-qualified deferred compensation arrangement for each officer for whom contributions under the ESOP and the 401(k) Plan are limited by the applicable provisions of the Internal Revenue Code.

3)	Represents interest earned on SERP and Deferred compensation accounts at State Bank of Long Island’s Prime rate of interest prevailing throughout 2006.

Potential Payments Upon Termination or Change in Control

As described in the Compensation Disclosure and Analysis, the Company does not have any employment agreements with the NEOs who serve as “at will” employees. The Company does have Change in Control Agreements, described in the Compensation Disclosure and Analysis under “Post Termination Payments,” that provide for post-termination payments following a Change in Control. The table below reflects the amount of compensation payable to each of the NEOs in the event of termination of such executive’s employment. The amount of compensation payable to each NEO upon voluntary termination, early retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive's separation from the Company.

Compensation & Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement[14]	NormalRetirement[14]	Involuntary Not for Cause Termination[14]	For Cause Termination[14]	CIC Involuntary or Good Reason Termination[14]	Death or Disability[14]
Thomas F. Goldrick, Jr.
Change-in-Control Agreement	--	--	--	--	--	$1,534,467[1,4]	--
Split Dollar Life Insurance Policy	--	--	--	--	--	--	$935,000[2]
Executive Officer Deferred Compensation Agreement	$35,966[3,5]	--	--	--	--	--	--
SERP Agreement	1,015,324[3,5]	--	--	--	--	--	--
Total:	$1,051,290	$0	$0	$0	$0	$1,534,467	$935,000
Brian K. Finneran
Change-in-Control Agreement	--	--	--	--	--	$805,160 [1,6]	--
Executive Officer Deferred Compensation Agreement	$20,544[3,7]	--	--	--	--	--	--
SERP Agreement	217,122[3,7]	--	--	--	--	--	--
Total:	$237,666	$0	$0	$0	$0	$805,160	$0
Richard W. Merzbacher
Change-in-Control Agreement	--	--	--	--	--	$1,030,126 [1,8]	--
Split Dollar Life Insurance Policy	--	--	--	--	--	--	$515,000[2]
Executive Officer Deferred Compensation Agreement	$86,629[3,9]	--	--	--	--	--	--
SERP Agreement	328,915[3,9]	--	--	--	--	--	--
Total:	$415,544	$0	$0	$0	$0	$1,030,126	$515,000
Daniel T. Rowe
Change-in-Control Agreement	--	--	--	--	--	--	--
Split Dollar Life Insurance Policy	--	--	--	--	--	--	$515,000[2]
Executive Officer Deferred Compensation Agreement	$247,685[3,11]	--	--	--	--	--	--
SERP Agreement	273,458[3,11]	--	--	--	--	--	--
Total:	$521,143	$0	$0	$0	$0	$991,229	$515,000
Frederick C. Braun, III
Change-in-Control Agreement	--	--	--	--	--	$840,197 [1,12]	--
Executive Officer Deferred Compensation Agreement	$0[3,13]	--	--	--	--	--	--
SERP Agreement	122,544 [3,13]	--	--	--	--	--	--
Total:	$122,544	$0	$0	$0	$0	$840,197	$0

1)
The Change-in-Control Agreements were amended in 2006 so that the benefit paid under each executive’s Change-in-Control Agreement has been capped so as not to constitute a parachute payment. Under the amended Change-in-Control Agreements, the Company is no longer required to pay any excise tax or gross-up payments.

2)	Represents insurance proceeds payable to the NEO’s spouse pursuant to a split dollar life insurance policy.
3)
Balances in the SERP represent Company contributions in amounts equal to the excess of the amount of the Company’s contributions to the ESOP and 401(k) Plan in the absence of IRS limitations over the actual amount of such contribution. Balances in the Deferred Compensation Account represent the elective deferral of a combination of salary, bonus and director’s fees for the NEO.

4)
Under the Change-in-Control Agreement, prior to its amendment, the amount payable to Thomas F. Goldrick, Jr. would have been approximately $3,485,000. Mr. Goldrick’s severance payment is equal to three (3) times his annual compensation.

5)	Distributions under Mr. Goldrick’s Deferred Compensation and SERP Agreements will be made over a period of 60 months beginning at age 65 or upon his retirement, whichever occurs later.
6)	The amount payable to Brian K. Finneran under the Change-in-Control Agreement was not impacted by its amendment. Mr. Finneran’s severance payment is equal to two (2) times his annual compensation.
7)	Distributions under Mr. Finneran’s Deferred Compensation and SERP Agreements will be made over a period of 60 months beginning at age 63 or upon his retirement, whichever occurs later.
8)
Under the Change-in-Control Agreement, prior to its amendment, the amount payable to Richard W. Merzbacher would have been approximately $2,218,000. Mr. Merzbacher’s severance payment is equal to three (3) times his annual compensation.

9)	Distributions under Mr. Merzbacher’s Deferred Compensation and SERP Agreements will be made over a period of 60 months beginning at age 60 or upon his retirement, whichever occurs later.
10)
Under the Change-in-Control Agreement, prior to its amendment, the amount payable to Daniel T. Rowe would have been approximately $2,296,000. Mr. Rowe’s severance payment is equal to three (3) times his annual compensation.

11)	Distributions under Mr. Rowe’s Deferred Compensation and SERP Agreements will be made over a period of 60 months beginning at age 60 or upon his retirement, whichever occurs later.
12)	The amount payable to Frederick C. Braun, III under the Change-in-Control Agreement was not impacted by its amendment. Mr. Braun’s severance payment is equal to two (2) times his annual compensation.
13)	Distributions under Mr. Braun’s Deferred Compensation and SERP Agreements will be made over a period of 60 months beginning at age 66 or upon his retirement, whichever occurs later.
14)	The amounts shown in these columns are in addition to the amounts shown in the column labeled “Voluntary Termination.”

PRINCIPAL STOCKHOLDERS OF THE COMPANY

To the knowledge of Management, as of the record date, March 16, 2007, the only persons owning beneficially or of record more than 5% of the outstanding shares of Company Stock included the following:

Name and Address of Owner	Nature of Ownership	Number of Shares	Percentage of Class (2)
State Bancorp, Inc. Employee Stock Ownership Plan 699 Hillside Avenue New Hyde Park, NY	Beneficial	1,317,206 (1)	9.64%
PL Capital Group (3) (4) c/o PL Capital 20 East Jefferson Avenue Suite 22 Naperville, IL	Beneficial	728,365	5.33%

(1)	The Company’s Pension Committee, a Plan fiduciary, shares voting and investment power with Plan participants.

(2)	Based on the 13,660,664 total outstanding shares of the Company as of March 16, 2007.

(3)
The PL Capital Group includes the following: Financial Edge Fund, L.P., a Delaware limited partnership (“Financial Edge Fund”); Financial Edge-Strategic Fund, L.P., a Delaware limited partnership (“Financial Edge Strategic”); PL Capital/Focused Fund, L.P., a Delaware limited partnership (“Focused Fund”); PL Capital Offshore, Ltd., a Cayman Islands company (“PL Capital Offshore”); PL Capital, LLC, a Delaware limited liability company (“PL Capital”) and General Partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund; PL Capital Advisors, LLC, a Delaware limited liability company (“PL Capital Advisors”), and the investment advisor to PL Capital Offshore, Financial Edge Fund, Financial Edge Strategic, Goodbody/PL Capital, L.P. and Focused Fund; Goodbody/PL Capital, L.P., a Delaware limited partnership (“Goodbody/PL LP”); Goodbody/PL Capital, LLC (“Goodbody/PL LLC”), a Delaware limited liability company and General Partner of Goodbody/PL LP; John W. Palmer and Richard J. Lashley, as Managing Members of PL Capital, PL Capital Advisors and Goodbody/PL LLC, members of the Board of Directors of PL Capital Offshore, and as individuals; Padco Management Corp., a New Jersey corporation (“Padco”), the Managing Member of Advance Capital Partners; Advance Capital Partners, LLC, a New Jersey limited liability company (“Advance Capital Partners”); and Mr. Peter Cocoziello, as President of Padco, which is the Managing Member of Advance Capital Partners. As a result of these relationships, (a) Messrs. Palmer and Lashley may be deemed to share voting and investment power with Financial Edge Fund, Financial Edge Strategic, Focused Fund, PL Capital Offshore and Goodbody/PL LP with respect to the shares of Company Stock held by each such entity, (b) PL Capital may be deemed to share voting and investment power with Messrs. Palmer and Lashley with respect to the shares of Company Stock held by Financial Edge Fund, Financial Edge Strategic and Focused Fund, (c) PL Capital Advisors may be deemed to share voting and investment power with Messrs. Palmer and Lashley with respect to the shares of Company Stock held by Financial Edge Fund, Financial Edge Strategic, Focused Fund, PL Capital Offshore and Goodbody/PL LP, (d) Goodbody/PL LLC may be deemed to share voting and investment power with Messrs. Palmer and Lashley with respect to the shares of Company Stock held by Goodbody/PL LLP, (e) Padco may be deemed to share voting and investment power with Advance Capital Partners with respect to the shares of Company Stock held by Advance Capital Partners and (f) Mr. Cocoziello may be deemed to share voting and investment power with Padco and Advance Capital Partners with respect to the shares of Company Stock held by Advance Capital Partners.

(4)	Based on the schedule 13D/A filed with the Securities and Exchange Commission on December 26, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company is required to identify any director, officer, or person who owns more than 10% of a class of equity securities who failed to timely file with the SEC a required report relating to ownership and changes in ownership of the Company’s equity securities. Based on information provided to the Company by such persons, all officers and directors and all 10% Stockholders of the Company, other than Jeffrey S. Wilks, a director of the Company and the Bank, made all required filings during and for the fiscal year ended December 31, 2006. Mr. Wilks failed to timely file Form 5 for the fiscal years ended December 31, 2005 and December 31, 2006 to report gifts of Company Stock made to trusts established for the benefit of his minor children by his mother-in-law and father-in-law, Jerry and Emily Spiegel. One gift of 1,350 shares of Company stock to each of Mr. Wilks’ three minor children was made in 2006 and one gift of 1,150 shares of Company stock to each of his three minor children was made in 2005. Mr. Wilks subsequently filed a Form 5 for each of these gifts. Mr. Wilks has been reminded as to the necessity of making all required filings in a timely manner. In making these statements, the Company has relied upon examination of the copies of Forms 3, 4 and 5 provided to the Company and the written representations of its directors and officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the directors and officers of the Company or the Bank and some of the corporations and firms with which these individuals are associated also are customers of the Bank in the ordinary course of business, or are indebted to the Bank in respect of loans of $120,000 or more, and it is anticipated that some of these individuals, corporations and firms will continue to be customers of, and indebted to, the Bank on a similar basis in the future. All loans extended to such individuals, corporations and firms were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons.

In February 2005, after receiving approval from the Board of Directors, the Bank entered into a lease for a new branch in Westbury, New York. The landlord, Westbury Plaza Associates, L.P., is a limited partnership beneficially owned and controlled by the father-in-law of Mr. Wilks, a director of the Company and the Bank. The branch opened in January 2006. The lease has a term of ten (10) years with two five (5) year options to renew. In fiscal year 2006, the Company paid $122,417 to the landlord for base rent, including $9,239 for common charges, and $37,731 for real estate taxes. The Company believes that the terms of the lease are no less favorable to the Company than could have been obtained from an unaffiliated third party.

Pursuant to a competitive bidding process that took place in October 2003, and was approved by the Bank’s Board of Directors, Gold Coast Carpet Cleaning, Inc. (“Gold Coast”) currently provides cleaning services to each of the Bank’s branches. Robert Goldrick, son of Thomas F. Goldrick Jr., is a principal of Gold Coast. There is no formal contract in place for the performance of these services by Gold Coast; however the rate has not changed since October 2003 other than to account for additional space and services that have been added. Based upon a 2007 evaluation by an independent consultant, the Company believes that the charges were no less favorable to the Company than could have been obtained from an unaffiliated third party. The Company made total payments to Gold Coast in 2006 of $180,841.

There were no other transactions in 2006 involving officers, directors or beneficial owners of more than 5% of the Company’s common stock, or any immediate family member of the foregoing persons, or any corporation or organization of which any officer or director of the Company is an executive officer or partner or, directly or indirectly, the beneficial owner of 10% or more of such organization’s voting stock, or any trust or estate in which any officer or director of the Company has a substantial interest or as to which such person serves as a trustee or in a similar capacity, that had a direct or indirect interest in any transaction involving the Company or its subsidiaries which exceeded $120,000.

The Bank is subject to Part 11 of the General Regulations of the New York State Banking Board, which requires that the Board of Directors of the Bank specifically review and approve each insider transaction. In addition, NASDAQ rules require that each related party transaction be specifically reviewed by the Audit Committee of the Company and recommended to the Board of Directors for approval or disapproval. In determining whether to approve a related party transaction, the Board of Directors will take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

ELECTION OF DIRECTORS

At the Meeting, five (5) directors of the Company are to be elected to three-year terms, each to serve until his or her successor is elected and has qualified. The Board of Directors of the Company, upon recommendation of the Nominating and Governance Committee, has nominated the following persons to three (3) year terms: Arthur Dulik, Jr., Gerard J. McKeon, Joseph F. Munson, Thomas M. O’Brien and Daniel T. Rowe. All of the nominees are members of the present Board of Directors of the Company, with terms expiring at the Meeting.

Proxies returned by Stockholders and not revoked will be voted for the election of the above nominees as directors unless Stockholders instruct otherwise on the proxy. If any nominee shall become unavailable for election, which is not anticipated, the shares represented by proxies which would otherwise have been voted for such nominee, in accordance with this Proxy Statement, will be voted for such substitute nominee as may be designated by the Board of Directors of the Company.

The following table contains the names and ages of the current directors of the Company whose terms will continue beyond the Meeting and those directors of the Company whose terms expire at the Meeting who have been nominated for re-election, with those directors who presently are nominated for re-election at the Meeting listed first. Opposite the name of each director is the year such person’s term of office expires, the year each first became a director of the Company or the Bank, the principal occupation(s) of each during the past five years and other directorships of public companies held by each.

Name and Age	Length of Service as Director and Expiration of Term	Principal Occupation During Past 5 Years and Directorships of Public Companies (a)

Nominees

Arthur Dulik, Jr. (60)	Since 1996 Expires 2007
Chief Financial Officer, ALTANA Inc, Pharmaceuticals (since Jan. 2007); Chief Financial Officer, ALTANA Pharma US, Inc., Pharmaceuticals (from June 2004 until Jan. 2007); Chief Financial Officer, Altana, Inc. (from March 1980 through June 2004)

Gerard J. McKeon (64)	Since 2004 Expires 2007	Retired, formerly President, New York Racing Association

Joseph F. Munson (58)	Since 1989 Expires 2007	Managing Member, High Point Partners LLC, Real estate; President, Nexus Managers, LLC, real estate (since 2005); Director and CEO, Buck Hill Falls Company, Inc., real estate (since 2005)

Thomas M. O’Brien (56)	Since 2006 Expires 2007
President and Chief Operating Officer, State Bancorp, Inc. and State Bank of Long Island (since Nov. 2006); President, New York Commercial Bank (April 2006 until July 2006); President and Chief Executive Officer, Atlantic Bank of New York (2000 until April 2006)

Daniel T. Rowe (57)	Since 1992 Expires 2007	Vice Chairman and Chief Administrative Officer, State Bancorp, Inc. (since Nov. 2006) and Vice Chairman, State Bank of Long Island (since 1997); President, State Bancorp, Inc. (1997 until Nov. 2006)

Name and Age	Length of Service as Director and Expiration of Term	Principal Occupation During Past 5 Years and Directorships of Public Companies (a)

Directors Continuing in Office

Thomas F. Goldrick, Jr. (66)	Since 1980 Expires 2008	Chairman and Chief Executive Officer, State Bancorp, Inc. and State Bank of Long Island

John F. Picciano (63)	Since 1989 Expires 2008	Senior Partner, Picciano & Scahill P.C., Attorneys

Suzanne H. Rueck (44)	Since 1992 Expires 2008	Director, New Hyde Park Inn, Restaurant and Catering (until January 2005) and President, SHR Designs Ltd. (since May 2004)

Jeffrey S. Wilks (47)	Since 2001 Expires 2008
Vice President and Director of New Business Development, Spiegel Associates, Real estate owners and developers; Director and Treasurer, The Eldridge Street Project; Director, New Cassel Business Associates

Thomas E. Christman (66)	Since 2001 Expires 2009	Adjunct Professor of Finance, St. John’s University, formerly Consultant to Quick & Reilly/Fleet Securities Inc., Financial services

K. Thomas Liaw (47)	Since 2004 Expires 2009	Chairman of the Department of Economics and Finance, St. John's University

Richard W. Merzbacher (58)	Since 1989 Expires 2009
Vice Chairman, State Bancorp, Inc. (since 1997); Vice Chairman and Chief Administrative Officer, State Bank of Long Island (since Nov. 2006); President, State Bank of Long Island (1997 until Nov. 2006)

Andrew J. Simons (68)	Since 2004 Expires 2009	Associate Academic Dean, St. John's University School of Law

(a)	Unless otherwise indicated, the business experience of each director during the past five years was that typical to a person engaged in the principal occupation listed for each.

The above-listed persons are also presently serving as directors of the Bank, with the term of each to expire in the same year in which his or her term as director of the Company is to expire. It is anticipated that each director of the Company elected at the Meeting will shortly thereafter be elected to a conforming term as director of the Bank.

The Board of Directors of the Company held ten (10) meetings during 2006.

The Board of Directors of the Bank held twenty-one (21) meetings during 2006.

During the year ended December 31, 2006, each director of the Company and the Bank attended at least 75% of the total of the number of Board meetings held (while he or she was a director) and the number of meetings held by all committees of the Board on which he or she served (while he or she served).

CORPORATE GOVERNANCE

The Board of Directors of the Company has adopted Corporate Governance Guidelines that contain a number of corporate governance initiatives designed to comply with the NASDAQ corporate governance listing standards, the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC. The Company has also adopted charters for the Compensation Committee, Nominating and Governance Committee and Audit Committee in order to implement the rules and standards. The committee charters, Corporate Governance Guidelines, the Company’s Code of Ethics for Chief Executive and Senior Financial Officers and the Company’s Code of Business Conduct and Ethics are available for review at the Company’s website, www.statebankofli.com. Several significant corporate governance initiatives adopted by the Board of Directors are discussed below.

Director Independence

The Board of Directors is comprised of a majority of independent directors, as affirmatively determined by the Board of Directors, in accordance with the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and the applicable rules of NASDAQ. The Board of Directors has adopted a set of independence standards to aid it in determining director independence, in accordance with the NASDAQ corporate governance listing standards. Pursuant to these independence standards, a director must not have a relationship with the Company or its management, other than as a director, which would interfere with the exercise of independent judgment. The independence standards are available at the Company’s website at www.statebankofli.com. The Board has conducted an annual review of director independence. During this review, the Board has considered transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates, and equity investors, including those reported under “Certain Relationships and Related Transactions” above. The Board also examined transactions and relationships between directors or their affiliates and members of senior management or their affiliates. The purpose of the review was to determine whether any such relationships were inconsistent with a determination that the director is independent. As a result of this review, the Board of Directors has determined that the nominees, Arthur Dulik, Jr., Gerard J. McKeon and Joseph F. Munson, and the following continuing directors meet the Company’s standard of independence: John F. Picciano, Suzanne H. Rueck, Jeffrey S. Wilks, Thomas E. Christman, K. Thomas Liaw and Andrew J. Simons. The remaining directors, Messrs. Goldrick, Merzbacher, O’Brien and Rowe, who are executive officers of the Company, were not determined to be independent members of the Board of Directors.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert

The Audit Committee is comprised of five directors, each of whom has been determined by the Board of Directors to be independent and free from any relationship that would interfere with the exercise of his or her independent judgment. The Board of Directors has also determined that each member of the Audit Committee also satisfies the independence, experience and financial literacy requirements of NASDAQ and SEC Rule 10A-3 and Section 10A of the Securities Exchange Act of 1934, as amended by SOX. The Board of Directors makes a determination each year that the members of the Audit Committee are independent.

All members of the Audit Committee are financially literate at the time of appointment within the meaning of the applicable NASDAQ listing requirement. At least one member of the Audit Committee shall be an audit committee financial expert, within the definition of applicable rules. The Board of Directors has determined that each member of the Audit Committee satisfies those additional independence, experience and financial literacy requirements, and that Mr. Dulik qualifies as an “audit committee financial expert” as such term is defined by the SEC.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to Stockholders relating to the quality and integrity of the Company’s financial reports and accounting and reporting practices. Its duties include selecting and retaining, and terminating when appropriate, the Company’s independent public accounting firm; reviewing the qualifications, independence and performance of the Company’s independent public accounting firm; reviewing the scope, magnitude and budgets of all examinations of the Company’s financial statements by the Company’s independent public accounting firm; reviewing general policies and procedures with respect to accounting and financial matters and internal controls; reviewing and approving the costs and types of audit and non-audit services performed by the Company’s independent public accounting firm; meeting with the Company’s independent public accounting firm not less than once a year without Company representatives to discuss internal controls and accuracy and completeness of the financial statements; receiving analyses and comments regarding accounting pronouncements; reviewing the results of audits with the Company’s independent public accounting firm and management with a focus on difficulties encountered, material errors or irregularities, weaknesses in internal accounting controls and similar issues, and notifying the Board of Directors of major problems or deficiencies discovered with respect to its duties.

During 2006 the Audit Committee held six (6) meetings and its members are Ms. Rueck and Messrs. Dulik, Christman, Picciano, and McKeon.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accounting Firm

The Audit Committee explicitly pre-approves all audit and permissible non-audit services provided by the independent public accounting firm on a case-by-case basis. The Audit Committee does not pre-approve any audit or other services provided by the independent public accounting firm through the use of any policy or procedure, but requires that each particular service be specifically pre-approved.

Audit Committee Report

The following report of the Audit Committee is made pursuant to the rules of the SEC. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

During 2006, the Audit Committee reviewed the qualifications, independence and performance of the Company’s independent public accounting firm, reviewed the scope, magnitude and budgets of all examinations of the Company’s financial statements by the independent public accounting firm and reviewed and approved the costs and types of audit and non-audit services performed by the Company’s independent public accounting firm.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent public accounting firm. The Audit Committee discussed with the independent public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee discussed with the Company’s internal auditors and independent public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the Company’s internal auditors and independent public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent public accounting firm required by Independence Standards Board No. 1, (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent public accounting firm the firm’s independence and considered whether the provision of non-audit services is compatible with maintaining the firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for the last fiscal year, for filing with the SEC.

The foregoing report has been furnished by Thomas E. Christman, Arthur Dulik, Jr., Gerard J. McKeon, John F. Picciano and Suzanne H. Rueck.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. In addition, the Committee is responsible for developing criteria for the selection and evaluation of directors and recommends to the Board of Directors candidates for election as directors and senior management. The Board of Directors has determined that each of the members of the Committee meets the definition of “independent” set forth in NASDAQ’s corporate governance listing standards and the Director Independence Guidelines adopted by the Company’s Board of Directors. The Committee is composed of Messrs. Dulik, Christman and Wilks and is chaired by Mr. Wilks. The Committee met two (2) times in 2006, and one (1) time in 2007, at which meeting it made recommendations for nominees to the Board of Directors.

The Nominating and Governance Committee believes that nominees for director should satisfy the following minimum qualifications:

(1)	Be at least 21 years of age, but no more than 71 years of age, as of the date of the annual meeting at which such candidate is proposed to be elected to the Board of Directors,

(2)	Possess sufficient business experience to enable them to perform the duties and undertake the responsibilities required of a member of the Board of Directors;

(3)	Demonstrate willingness to apply sound and independent business judgment;

(4)	Possess the ability to read and understand basic financial statements;

(5)	Demonstrate high moral character and integrity;

(6)	Possess an ability to work effectively with others;

(7)	Have sufficient time to devote to the affairs of the Company; and

(8)	Be free from conflicts of interest that would prevent the fulfillment of the director’s duties to the Company.

Qualified candidates for membership on the Board of Directors will be considered without regard to race, sex, religion, ancestry, national origin or disability. The Nominating and Governance Committee will review the qualifications and backgrounds of the candidates, as well as the overall composition of the Board of Directors. The Committee will evaluate whether a candidate is independent within the meaning of the Company’s independence guidelines.

The Nominating and Governance Committee’s process for identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with the Company during their term. Recommendations for nomination may be made by members of the Committee or by Stockholders, other directors, senior management or, if the Committee so elects, by a paid search firm. After considering the candidates, the most highly qualified candidates will be interviewed by the Committee and senior management. The full Committee will then meet to discuss and approve the final slate of candidates to be recommended to the Board of Directors for nomination. The Committee will consider a candidate recommended by Stockholders if such candidate has consented in writing to his or her nomination, the recommendation is submitted in writing to the Committee within the time permitted by the By-Laws for a Stockholder nomination, the information required by the By-Laws for a Stockholder nomination accompanies the recommendation and the minimum stock ownership criteria set forth in the By-Laws for a Stockholder nomination are met. Stockholders may also nominate candidates directly at the annual meeting, provided that they comply with the information, time and share ownership requirements set forth in the Company’s By-Laws. For a copy of the applicable By-Law provisions, please submit a request in writing to the Secretary of the Company, State Bancorp, Inc., 699 Hillside Avenue, New Hyde Park, New York 11040. The Committee will evaluate recommendations from Stockholders meeting these requirements in the same manner as all other candidates for nomination. The Nominating and Governance Committee Nominating Procedure is posted on the Company’s website at www.statebankofli.com.

Communication with the Board of Directors

The Board of Directors does not currently provide a process for Stockholders to send communications to the Board of Directors or any of the directors. The Company believes that senior management, as opposed to individual directors, provides the public voice of the Company, and that Stockholders can effectively communicate with the Company by contacting the management of the Company through either regular mail, e-mail or in person. Stockholders also have meaningful access to the Board of Directors through the Stockholder proposal process, which is described in detail below.

Board of Directors Attendance Policy

The Company encourages, but does not require, all of its directors to attend annual Stockholders’ meetings of the Company. Last year all of the directors, other than Mr. Picciano, were in attendance at the annual meeting of the Company’s Stockholders.

DIRECTOR COMPENSATION

Each Director of the Bank who is not an employee thereof currently receives an annual retainer of $10,000 and $500 for each Board committee meeting attended. Each director of the Bank currently receives $700 for each meeting of the Board of Directors attended.

Each Director of the Bank who is not an employee thereof and who serves as Chairman of a committee other than the Audit Committee receives an additional stipend of $2,000. The chairman of the Audit Committee receives an additional stipend of $7,000. No additional remuneration is received by any director for special assignments or services.

Directors may elect to defer the receipt of all or any portion of their director’s compensation. Amounts deferred are allocated to a deferred compensation account. Each participating Director’s account accrues interest at the Bank’s Prime Rate. All accounts will be unfunded and general obligations of the Bank. Distributions from a deferred compensation account commence after termination of service on the Board of Directors, death or disability, or at a date previously designated by the participating Director. Distributions to each participating Director from his or her deferred compensation account are to be made over periods ranging from three to five years.

The Bank had in effect a Directors Incentive Retirement Plan for Directors (other than the President) who elected to retire after having completed certain minimum service requirements. Under the Plan, an eligible director who elected to retire was entitled to receive, for a period of five years after such retirement, a yearly amount equal to the highest annual amount received by such director from the Company or the Bank for his services to the Company or the Bank during the five years immediately preceding such retirement. No further payments are due under the Plan.

In 1992, four (4) directors then in office who were covered by the Plan surrendered their rights under the Plan in exchange for the Bank’s agreement to pay to them, or to their beneficiary upon death, a monthly stipend for life or until March 1, 2007, whichever later occurred. In 1993, effective as of 1992, such persons agreed that the payments to them would cease in all events on March 1, 2007. Amounts paid or accrued under such agreements during the fiscal year ended December 31, 2006 amounted to $61,750.

Under the Director Stock Plan established in 1998, as amended, non-employee directors currently receive an annual award of share credits for shares of Company Stock for their service during the preceding year. This plan is designed not only to provide a deferred benefit for non-employee directors, but also to increase the directors’ beneficial ownership in the Company and more closely tie their interest in the long-term growth and profitability of the Company with that of the Stockholders. Pursuant to the Plan, each non-employee director is granted an award of share credits in respect of the preceding year in an amount equal to $14,000 divided by the market value of one share of Stock as of the last reported sale price during the last calendar year. All awards are pro-rated where a director did not serve for all of the preceding year. After termination of service as a director, all awards are paid in shares of stock to the Director, or, in the case of death, to his or her designated beneficiary or estate. This award is credited annually with dividend equivalents.

As of February 28, 2007, the number of units of Company Stock equivalents held by directors under the Plan are as follows: Mr. Christman 3,371 units, Mr. Dulik 4,115 units, Mr. Liaw 1,752 units, Mr. McKeon 1,752 units, Mr. Munson 4,115 units, Mr. Picciano 4,115 units, Ms. Rueck 4,115 units, Mr. Simons 1,752 units, Mr. Wilks 3,371 units and all Directors as a group 28,458 units.

The following table shows the compensation paid to each Director for the year ending December 31, 2006.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (1)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Thomas E. Christman	43,500	14,000	0	0	0	1,155	58,655
Arthur Dulik, Jr.	43,900	14,000	0	0	9,915	1,482	69,297
K. Thomas Liaw	26,100	14,000	0	0	0	447	40,547
Gerard J. McKeon	32,700	14,000	0	0	0	447	47,147
Joseph F. Munson	39,200	14,000	0	0	0	1,482	54,682
John F. Picciano	33,800	14,000	0	0	0	1,482	49,282
Suzanne H. Rueck	33,700	14,000	0	0	0	1,482	49,182
Andrew J. Simons	31,500	14,000	0	0	0	447	45,947
Jeffrey S. Wilks	30,100	14,000	0	0	0	1,155	45,255

(1)	Represents interest earned on deferred compensation account balance in excess of 120% of the applicable Federal Long-Term interest rate for 2006.

(2)	Represents cash dividend equivalents credited on Director Stock Plan shares earned.

Security Ownership of Management

The following table sets forth the beneficial ownership of Company Stock as of February 28, 2007 by each director (including all of the Company’s executive officers) and by all current directors and executive officers as a group. Each director and/or officer has sole voting and investment power over his or her shares of Company stock except as otherwise indicated below.

Name	Number of Shares	Percent of Total (16)
Thomas E. Christman	6,944	*
Arthur Dulik, Jr. (1)	15,632	*
Thomas F. Goldrick, Jr. (2) (15)	273,022	1.96%
K. Thomas Liaw	1,600	*
Gerard J. McKeon (3)	4,601	*
Richard W. Merzbacher (4) (15)	206,441	1.48%
Joseph F. Munson (5)	5,591	*
Thomas M. O’Brien (6)	137,312	*
John F. Picciano (7)	91,204	*
Daniel T. Rowe (8) (15)	201,390	1.45%
Suzanne H. Rueck (9)	64,740	*
Andrew J. Simons (10)	1,200	*
Jeffrey S. Wilks (11)	63,202	*
Frederick C. Braun (12) (15)	94,658	*
Brian K. Finneran (13) (15)	113,885	*
All directors and executive officers as a group (16 persons) (14) (15)	1,329,571	9.54%

*	Less than 1%.

(1)	Includes 13,686 shares to which Mr. Dulik shares voting and investment power.
(2)
Includes 50,849 shares issuable upon the exercise of stock options to purchase Company Stock which are exercisable within 60 days of March 1, 2007. Includes 17,455 shares to which Mr. Goldrick shares voting and investment power.

(3)	Mr. McKeon shares voting and investment power for all shares listed.
(4)
Includes 46,467 shares issuable upon the exercise of stock options to purchase Company Stock which are exercisable within 60 days of March 1, 2007. Includes 20,988 shares to which Mr. Merzbacher shares voting and investment power.

(5)	Includes 663 shares to which Mr. Munson shares voting and investment power.
(6)	Includes 79,431 shares of restricted stock.
(7)	Mr. Picciano shares voting and investment power for all shares listed.
(8)
Includes 46,913 shares issuable upon the exercise of stock options to purchase Company Stock which are exercisable within 60 days of March 1, 2007. Includes 112,651 shares to which Mr. Rowe shares voting and investment power.

(9)	Includes 43,177 shares to which Ms. Rueck shares voting and investment power.
(10)	Includes 600 shares to which Mr. Simons shares voting and investment power.
(11)	Mr. Wilks disclaims beneficial ownership of the shares listed, which are owned by his wife, Lise Spiegel Wilks and by trusts established for the benefit of his three minor children.
(12)	Includes 50,849 shares issuable upon the exercise of stock options to purchase Company Stock which are exercisable within 60 days of March 1, 2007.
(13)
Includes 50,849 shares issuable upon the exercise of stock options to purchase Company Stock which are exercisable within 60 days of March 1, 2007. Includes 34,877 shares to which Mr. Finneran shares voting and investment power.

(14)	Includes 279,420 shares issuable upon the exercise of stock options to purchase Company Stock which are exercisable within 60 days of March 1, 2007.
(15)	Includes allocated shares held by the ESOP for the benefit of the person named.
(16)	Based on the 13,653,504 total shares outstanding as of February 28, 2007 plus the 279,420 shares which such persons have the right to acquire within 60 days of March 1, 2007.

INDEPENDENT PUBLIC ACCOUNTANTS

The independent public accounting firm of Crowe Chizek and Company LLC (“Crowe Chizek”) has acted as the Company’s independent auditors for fiscal years 2005 and 2006 and the same firm has been selected to perform the same duties for the current year. Representatives of the firm are expected to be present at the meeting and will be given an opportunity to make a statement if they desire and will be available to respond to appropriate questions at the Meeting.

On August 12, 2005, the Company determined to change the Company’s independent public accounting firm and, accordingly, dismissed Deloitte and Touche LLP (“Deloitte”) in that role and engaged Crowe Chizek as the Company’s independent auditor for the year ended December 31, 2005. The change in independent auditors was made by the Audit Committee of the Company, and followed the receipt of proposals from other independent public accounting firms to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2005.

The reports of Deloitte on the financial statements of the Company for the two years preceding their dismissal and for the period from January 1, 2005 through August 12, 2005 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the two years preceding their dismissal and for the period from January 1, 2005 through August 12, 2005, there were no disagreements with Deloitte on any matter of accounting principles or procedure, which disagreements if not resolved to the satisfaction of Deloitte would have caused them to make reference thereto in their reports on the financial statements of the Company for such years. The Company requested that Deloitte furnish a letter addressed to the SEC as to whether it agrees with the above statements. A copy of that letter, dated August 17, 2005, is filed as Exhibit 16.1 to the Company’s report on Form 8-K filed with the SEC on August 18, 2005.

Audit Fees

The following table sets forth the aggregate fees billed by Crowe Chizek for audit services rendered in connection with the financial statements and reports for fiscal year 2006 and 2005 and for other services rendered during fiscal year 2006 and 2005 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to the Company:

Fee Category:	2006	% of Total	2005	% of Total

Audit Fees (1)	$481,000	76%	$310,000	88%

Audit-Related Fees (2)	93,350	15	2,640	1

Tax Fees (3)	59,250	9	40,000	11

All other fees	-	-	-	-

Total fees	$633,600	100%	$352,640	100%

(1)
Consists of fees for professional services rendered for the audit of the Company’s annual financial statements and review of interim financial statements, and services that are normally provided by the Company’s independent public accounting firm in connection with statutory and regulatory filings or engagements, work related to section 404 of SOX, consents and audits of subsidiary companies. This amount includes $155,000 in fees related to audit services for 2004 and 2005 billed in 2006.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements that are not reported under “Audit Fees,” such as accounting consultations in connection with the issuance of subordinated debt and a private equity placement, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)
Includes fees for professional services related to federal and state tax compliance, tax advice and tax planning, such as assistance with tax audits and appeals, assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation and miscellaneous tax consulting and planning.

The Audit Committee has considered whether services other than audit and audit-related provided by Crowe Chizek are compatible with maintaining the independence of Crowe Chizek and has determined that Crowe Chizek is independent.

OTHER MATTERS

As of the date of the Proxy Statement, Management and the Board of Directors know of no other matters to be brought before the Meeting. However, if further business is properly presented, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

The proxies, in their discretion, will vote all shares represented by the proxy as to any matter which may properly come before the meeting as to which the Company did not have notice by January 25, 2007, the date provided for in the advance notice provisions of the Company’s By-Laws.

STOCKHOLDER PROPOSALS

If a Stockholder wishes to have a particular proposal considered by the Board for inclusion in the Company’s proxy statement for an annual meeting, the Stockholder must satisfy the requirements established by the SEC in its proxy rules. The particular proxy rule, Rule 14a-8, requires that Stockholders submit their proposals in writing to the Company at least 120 days before the anniversary date of the proxy statement mailing date for the prior year’s annual meeting. Thus, Stockholders who wish to submit proposals for inclusion in the Company’s proxy statement for next year’s annual meeting (in 2008) must deliver such proposals to the Corporate Secretary on or before November 27, 2007. The notice must clearly identify the proposal, contain a brief supporting statement and all required information about the proposing stockholder, and otherwise meet the SEC’s rule. Proposals should be addressed to the Secretary of the Company, State Bancorp, Inc., 699 Hillside Avenue, New Hyde Park, New York 11040.

In order for a Stockholder nomination or proposal to be raised from the floor during the 2008 annual meeting of Stockholders, the Company By-Laws require that written notice thereof must be received by the Company not less than 90 days nor more than 120 days before the anniversary date of the prior year’s annual meeting (there are special rules if the current year’s meeting date is changed by more than 30 days from the prior year’s meeting date). For the 2008 Annual Meeting of Stockholders, the written notice must be given not later than January 25, 2008 (unless otherwise set by the Board pursuant to the By-Laws). The Stockholders’ written notice must contain (i) all information relating to any nominees proposed by the Stockholder that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 thereunder, (ii) a brief description of any proposals sought to be presented for a vote at the Meeting, (iii) the Stockholders’ name and record address and (iv) the class and number of shares of Company Stock that is beneficially owned. Stockholder nominations and proposals may be raised from the floor during annual Stockholders meetings by Stockholders of record as of the time of giving of written notice. In addition, Stockholders proposing nominees for election to the Board of Directors must be entitled to cast votes with respect to at least 5% of the outstanding Company Stock. Such proposals should be submitted in writing to the Secretary of the Company, State Bancorp, Inc., 699 Hillside Avenue, New Hyde Park, New York 11040, who will submit them to the Board for its consideration.

For a copy of the applicable provisions of the Company’s By-Laws, please submit a written request to the Secretary of the Company, State Bancorp, Inc., 699 Hillside Avenue, New Hyde Park, New York 11040.

Date: March 26, 2007

By order of the Board of Directors

/s/ Brian K. Finneran
Brian K. Finneran
Secretary

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